Exhibit 3.41

CERTIFICATE OF INCORPORATION

–of–

ACME INVALID EQUIPMENT CO., INC.,

Pursuant to Article Two of the Stock Corporation Law of the State of New York

We, the undersigned, for the purpose of forming a Corporation pursuant to Article Two of the Stock Corporation Law of the State of New York, certify:

FIRST:– The corporate name of the said Corporation shall be

ACME INVALID EQUIPMENT CO., INC.

SECOND:– The purposes for which the said Corporation is to be formed are as follows:

(a) To manufacture, construct, buy, sell, operate, repairs, maintain, rent, lease and generally to deal in machinery, equipment, apparatus, materials and appurtenances related to the installation, equipment and maintenance of all manner and kind of equipment and devices for invalids, hospitals and sick rooms, including wheel chairs, hospital beds, crutches, oxygen tents, respirators and all accessories thereto.

(b) To purchase, manufacture, distribute, import, export and deal in medicinal gases of all kinds and for all uses, and gas manufacturing devices and appliances of all sorts whatsoever.

(c) To apply for, obtain, purchase, lease or otherwise acquire and to register, hold, own, lease and use any and all inventions, improvements, trade-marks, trade secrets, processes, and formulae capable of being used in connection with the business of the company, whether secured under letters patent in the United States or elsewhere, or otherwise; and to manufacture, use and operate under the same, and to sell, assignee, grant, licenses in respect of, or otherwise dispose of same.

(d) To contract with municipal or other corporations, or other parties, to supply the materials, devices and equipment before mentioned, or any of them, or any product thereof.

(e) To engage in any business of the same general nature, whether manufacturing or otherwise which may be necessary or useful in connection with any of the foregoing, and to manufacture, market or prepare for market any article or thing which the corporation uses in connection with its business.

(f) To purchase or otherwise acquire real estate and leaseholds or any interest therein in addition to such as may be necessary for the purposes hereinbefore expressed and to own, hold, improve, sell and deal in same.

(g) Subject to the restrictions or limitations imposed by law to purchase or otherwise acquire, hold, own, sell, assign, transfer, mortgage, pledge exchange, or otherwise dispose of the shares of the capital stock, bonds, obligations, or other securities or evidences of indebtedness of other corporations, domestic and foreign, and the good will, rights, assets and property of any and every kind or any part thereof, or any person, firm or corporation, domestic or foreign, that may be purchased lawfully by a business corporation, and if desirable to issue in exchange therefor the stock, bonds, or other obligations of this company, and while the owner of such shares of the capital stock to exercise all rights, powers and privileges of ownership, including the power to vote thereon; and for any and all lawful purposes, in the course of the transaction of the business and affairs of the corporation, and to acquire real and personal property, rights and interest of any nature, and to execute and issue bonds, debentures and other negotiable or transferable instruments, and to mortgage or pledge any or all of the property of the corporation; and to secure such bonds, debentures or other instruments, upon such terms and conditions as may be set forth in the instrument or instruments mortgaging or pledging the same, or in any deed, contract or other instrument relating thereto.

(h) To make, accept, endorse, execute and issue promissory notes, bills of exchange, bonds, debentures and other obligations, from time to time, for the purchase of property or for any purpose in or about or concerning the business of the company, and to secure the payment of any such obligation by mortgage, pledge, deed of trust or otherwise.

(i) To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or associated with other corporations, firms or individuals, and to do any other act or acts, thing or things incidental or pertaining to, or growing out of, or connected with the aforesaid business, or powers or any part or parts thereof, provided the same be not inconsistent with the law under which this corporation is organized.

(j) To purchase or otherwise acquire all or any part of the business, good will, rights, property and assets of all kinds, and assume all or any part of the liabilities of any corporation, association, partnership or person engaged in any business, included in the foregoing purposes and objects.

THIRD:– The total number of shares that may be issued by the corporation shall be ONE HUNDRED (100) shares of common stock without par value. The capital of the corporation shall be at least equal to the sum of the aggregate par value of all issued shares having par value, plus the aggregate amount of consideration received by the corporation for the issuance of shares without par value, plus such amounts as, from time to time, by resolution of the board of directors, may be transferred thereto.

FOURTH:– The location of the office of the said corporation shall be in the Borough of Manhattan in the County of New York and State of New York.

FIFTH:– The duration of said corporation shall be perpetual.

SIXTH:– The number of the Directors of said Corporation shall be three (3). Directors need not be stockholders.

SEVENTH:– The names and post office addresses of the Directors of said corporation until the first annual meeting of the stockholders are as follows:

Names.	Post office addresses.
Mark D. Gleason	175-5th Avenue, New York City.

Kay R. Brodo	175-5th Avenue, New York City.

Jerome J. Kern	3424 Gates Place, Bronx, New York City.

EIGHTH:– The names and post office addresses of the subscribers of the Certificate and the number of shares of stock which each agrees to take in said corporation, are as follows:

Names	Post office addresses.	No. of shares subscribed.
Mark D. Gleasen	175-5th Avenue, New York City.	1

Kay R. Brodo	175-5th Avenue, New York City.	1

Jerome J. Kern	3424 Gates Pl., Bronx, N. Y.	1

NINTH: – That all of the subscribers of this certificate are of full age, that at least two-thirds of them are citizens of the Untied States, and that at least one of them is a resident of the State of New York; that at least one of the persons named as director is a citizen of the United States and a resident of the State of New York.

IN WITNESS WHEREOF, we have made and signed this Certificate the 11th day of February, 1933.

/s/ Mark D. Gleason

/s/ Kay R. Brodo

/s/ Jerome J. Kern

STATE OF NEW YORK	)
	)	SS:
COUNTY OF NEW YORK	)

On this 11th day of February, 1933, before me personally came MARK D. GLEASON, KAY R. BRODO, and JEROME J. KERN, to me personally known to be the persons described in and who made and signed the foregoing Certificate and severally duly acknowledged that they had made, signed and executed the same for the uses and purposes therein mentioned.

/s/ Notary Public,

CERTIFICATE OF CHANGE OF NAME

OF ACME INVALID EQUIPMENT CO. INC.

TO KEEFE & KEEFE, INC.

Pursuant to section 40 of the

General Corporation Law.

We, the undersigned, constituting the holders of record of all the outstanding shares of ACME INVALID EQUIPMENT CO. INC. entitled to vote on a change in the name of said corporation, certify:

1. The name of this corporation is ACME INVALID EQUIPMENT CO. INC.

2. The certificate of incorporation was filed in the Office of the Secretary of State on the 16th day of February, 1933.

3. The new name to be assumed by this corporation is KEEFE & KEEFE, INC.

IN WITNESS WHEREOF, we have made and subscribed this certificate in duplicate, this 9th day of June, 1941.

/s/ Paul S. Keefe

/s/ Doretta O. Keefe

STATE OF NEW YORK:

COUNTY OF NEW YORK: SS:

On this 9th day of June, 1941, before me personally came PAUL S. KEEFE and DORETTA O. KEEFE, to me known and known to me to be persons described in and who executed the foregoing certificate of change of name and they thereupon severally duly acknowledged to me that they executed the same.

/s/ Gustave Hartmann
NOTARY PUBLIC, Westchester Co.
N.Y. Co. No. 712 Reg. 312 No. 2H422
Commission Expires March 30, 1942

STATE OF NEW YORK:

COUNTY OF NEW YORK: SS:

IRVING FELLERMAN, being duly sworn, deposes and says that he is the secretary of ACME INVALID EQUIPMENT CO. INC.; that the persons who have executed the foregoing certificate of change of name of said corporation, either in person or by proxy, constitute the holders of all of the outstanding shares of the corporation entitled to vote on a change in the name of the said corporation.

Sworn to before me this

9th day of June, 1941.	/s/ Irving Fellerman

/s/ Gustave Hartmann
GUSTAVE HARTMANN
NOTARY PUBLIC, Westchester Co.
N.Y. Co. No. 712 Reg. 312 No. 2H422
Commission Expires March 30, 1942

CERTIFICATE OF INCREASE OF NUMBER OF SHARES

OF

KEEFE & KEEFE, INC.

Pursuant to Section 36 of the Stock Corporation Law

We, the undersigned, constituting the holders of record of all of the outstanding shares of KEEFE & KEEFE, Inc. entitled to vote on an increase in the number of shares, do hereby certify:–

1. The name of the corporation is KEEFE & KEEFE, INC.

2. The certificate of incorporation under the name of ACME INVALID EQUIPMENT CO. INC. was filed in the office of the Secretary of State on the 16th day of February, 1933.

3. A certificate of change of name to KEEFE & KEEFE, INC. was filed in the office of the Secretary of State on the 10th day of June, 1941.

4. The total number of shares which the corporation is already authorized to issue is one hundred (100) common, without par value.

5. The certificate of incorporation contains the following statement respecting its capital:–

“The capital of the corporation shall be at least equal to the sum of the aggregate par value of all issued shares having par value, plus the aggregate amount of consideration received by the corporation for the issuance of shares without par value, plus such amounts as, from time to time, by resolution of the board of directors, may be transferred thereto.”

6. The number of shares is increased from one hundred (100) common, without par value to two hundred (200) and all of the new shares shall be common without par value.

7. The total number of shares which the corporation is henceforth authorized to have is two hundred (200) common, without par value.

IN WITNESS WHEREOF, we have made and subscribed this certificate in duplicate, the 12th day of June, 1941.

/s/ Paul S. Keefe

/s/ Doretta O. Keefe

STATE OF NEW YORK:

COUNTY OF NEW YORK: SS:

On this 12th day of June, 1941 before me personally came PAUL S. KEEFE and DORETTA O. KEEFE, known to me to be the persons described in and who executed the foregoing certificate of increase in the number of shares and they thereupon severally acknowledged to me that they executed the same.

/s/ Henry Handler
NOTARY PUBLIC
New York County Clerk’s No. 303
Commission Expires March 30, 1943

STATE OF NEW YORK:

COUNTY OF NEW YORK: SS:

IRVING FELLERMAN, being duly sworn, deposes and says that he is the Secretary of KEEFE & KEEFE, INC.; that he resides at 3604 Olinville Avenue, New York, N.Y.; that the persons who executed the foregoing certificate of increase in the number of shares of KEEFE & KEEFE, INC. are the holders of record of all the outstanding shares of said corporation entitled to vote on an increase in the number of shares.

Sworn to before me this

12th day of June, 1941.	/s/ Irving Fellerman

/s/ Henry Handler
NOTARY PUBLIC
New York County Clerk’s No. 303
Commission Expires March 30, 1943

CERTIFICATE OF AMENDMENT OF

THE CERTIFICATE OF INCORPORATION OF

KEEFE & KEEFE, INC.

Under Section 805 of the Business Corporation Law

I, the undersigned, the holder of all of the outstanding shares of Keefe & Keefe, Inc. entitled to vote hereon, hereby certify:

(1) The name of the corporation is KEEFE & KEEFE, INC.

(It was formed under the name, ACME INVALID EQUIPMENT CO. INC.)

(2) The certificate of incorporation was filed with the office of the Department of State on the 16th day of February, 1933 and the Certificate of Change of Name was filed with the office of the Department of State on the 10th day of June, 1941.

(3) The certificate of incorporation of this corporation is hereby amended to increase the total number of shares which the corporation is to be authorized to issue, and to fix the number and the par value of the shares of each class and the designations, relative rights, preferences, and limitations of the classes of shares.

(4) To accomplish such amendments, paragraph “THIRD” of the Certificate of Incorporation, which contains the statements with respect to the authorized shares is hereby amended to read as follows:

“THIRD:

THE CORPORATION IS PRESENTLY AUTHORIZED TO ISSUE 200 SHARES NPV COMMON STOCK.

THE CORPORATION WILL RE-DESIGNATE THE ORIGINAL 200 SHARES NPV COMMON AS CLASS A. THEY WILL ADD 200 NEW COMMON SHARES NPV CLASS B, AND 10,000 PREFERRED SHARES AT $100.00 PV.

THE NEW STOCK STRUCTURE SHALL READ AS FOLLOWS:

(a) The total number of shares which the corporation is to be authorized to issue is 10,400 consisting of 10,000 preferred shares of the par value of $100 each, 200 common shares Class A without par value, and 200 common shares Class B, without par value.

“(b) The designation, relative rights, preferences, and limitations of shares of each class shall be as follows:

“I. The holders of the preferred shares shall be entitled to receive, when and as declared by the board of directors of the corporation, out of any assets of the corporation available for dividends pursuant to the laws of the State of New York, preferential dividends, limited to the lesser of either (i) at the rate of eight per centum (8%) per annum on the par value thereof; or (ii), an amount per share equal to 90% of the net income of the corporation for the year, after the deduction of all taxes and charges to income, divided by the number of preferred shares outstanding at the date of such dividend declaration; and shall be payable annually on the 1st day of April in each year, before any dividend shall be declared or paid upon or set apart for either class of the common shares. Such dividends upon the preferred shares shall be cumulative from the date of issue thereof so that if dividends for any past dividend period shall not have been paid thereon, or declared and a sum sufficient for payment thereof set apart, the deficiency shall be fully paid or set apart, but without interest, before any dividends shall be paid upon or set apart for either class of common shares.

“II. The corporation shall have the right to purchase or redeem its preferred stock, or any number of shares thereof, issued and outstanding, at any time by paying to the holders thereof the sum of $105 for each share of such stock redeemed or purchased together with the amount of such accrued dividends as may have accumulated thereon at the time of redemption or purchase.

The purchase or redemption of any such stock shall not be made where the effect of any such purchase or redemption and application of stated capital thereto shall be to reduce the net assets of the corporation below the stated capital remaining after giving effect to the cancellation of such shares, or if the corporation is insolvent or would thereby be made insolvent.

The Board of Directors of the corporation shall have full power and discretion to select from the outstanding preferred stock of the corporation particular shares for redemption or purchase. In all instances, the Board shall have complete authority to determine upon and take the necessary proceedings fully to effect the purchase or redemption of the shares selected for redemption, and the cancellation of the certificates representing such shares. Upon the completion of such proceedings, the rights of holders of the shares of such preferred stock which have been redeemed and called in shall in all respects cease, except that such holders shall be entitled to receive the redemption price for their respective shares.

Whenever any shares of such preferred stock of the corporation are purchased or redeemed as herein authorized, the corporation may, by resolution of its Board of Directors, retire such shares, and thereupon this corporation shall, in connection with the retirement of such shares, cause to be filed a certificate of reduction of stated capital.

“III. In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, the holders of the preferred shares shall be entitled, before any assets of the corporation shall be distributed among or paid over to the holders of the common shares, to be paid One Hundred Dollars ($100.00) per share, together with a sum of money equivalent to dividends which became cumulative to the date of payment thereof, less the amount of dividends theretofore paid theron. If, upon such liquidation, dissolution, or winding up, the assets of the corporation distributable as aforesaid among the holders of the preferred shares shall be insufficient to permit of the payment to them of said amount, the entire assets shall be distributed ratably among the holders of the preferred shares.

“IV. The holders of the preferred shares shall not be entitled to vote and, except as otherwise provided in Section 804 of the Business Corporation Law, and except as herein otherwise provided, this provision shall prevail in all elections and in all proceedings over the provisions of any statute which authorized any action by a vote or written consent of the holders of all of the shares or a specific proportion of the shares of the corporation. While any preferred shares are outstanding, the corporation, without first obtaining the consent of the holders of at least two thirds (2/3) of the total number of preferred shares at the time outstanding, given in person or by proxy, either in writing or at a special meeting called for the purpose at which the preferred shares shall vote separately as a class, shall not

“(a) issue, assume, create, guarantee, or have outstanding any funded debt,

“(b) sell or convey all or substantially all of its corporate assets,

“(c) dissolve, liquidate, merge, or consolidate with or into any other corporation,

“(d) alter or change by amendment to its certificate of incorporation the special rights, preferences, or powers of the preferred shares so as to affect the preferred shares adversely, or

“(e) authorized any new or additional class of shares which shall have rights prior to or equal with the preferred shares.

“If, at any time, however, and whenever, cumulative dividends upon the preferred shares shall be in default and unpaid, in whole or in part, for a period of two (2) years, the holders of the preferred shares shall have the same voting power as the holders of the Class A common shares, to wit: one (1) vote for each share and shall be entitled to receive notice of meeting of shareholders, and such voting power shall so continue to vest in the holders of the preferred shares until all arrears in the payment of cumulative dividends thereon for the then current dividend period shall have been declared and the funds for the payment thereof set aside.

“However, if and when thereafter the defaulted dividends shall be paid in full and provision made for the current dividend as herein provided (and such payments shall be made as promptly as shall be consistent with the best interests of the corporation) the holders of the preferred shares shall be divested of such voting power; but subject always to the same provisions for the vesting of such voting power in the holders of the preferred shares in case of any similar default or defaults in the payment of cumulative dividends upon the preferred shares for a period of two (2) years and the divesting of such voting power in the event that such default or defaults shall be cured as above provided.

“V. Common Shares

(a) The relative rights, privileges, and limitations of the Class A Shares and the Class B Shares shall be in all respects identical, share for share, except that the voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the Class A Shares and, except as otherwise required by law, the holders of the Class B Shares shall not have any voting power or be entitled to receive any notice of meetings of shareholders.

(b) Distributions of either Class A Shares or Class B Shares may, in the discretion of the Board of Directors, be made pro-rata to the holders of either or both classes of shares.

(c) Whenever full cumulative dividends upon the preferred shares for all past dividend periods shall have been paid, and the full dividend thereon for the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart, dividends upon the common shares may be declared by the board of directors out of the remainder of the assets available therefor.

“VI. Preemptive rights denied. No holder of any shares of the corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of the corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares.

“VII. No sale of shares shall be made by any shareholder to any person who is not a shareholder of the corporation, except as follows:

(a) In the event any shareholder desires to sell his shares, or any portion thereof, to any person who is not a shareholder of the corporation, he shall first submit to the shareholders of the corporation satisfactory evidence of the agreement to purchase such shares by such third person and the price agreed to be paid therefor.

(b) In the event the remaining shareholders agree to purchase such shares at the same price which the shareholder can receive from the third party, then the shares shall be sold to the shareholders of the corporation in such proportionate amounts as their respective shareholdings bear to all of the shares held by the shareholders of the corporation.

(c) In the event that any of the shareholders do not desire to purchase such shares, then such shares shall be sold at the same price which the shareholder can receive from the third party to such of the shareholders who may desire to purchase the same, and in the same proportion as above set forth.

(d) No shares shall be sold to any person other than the shareholders of the corporation until each of the shareholders shall have been afforded an opportunity to purchase such shares at the price evidenced as above set forth and shall have declined to do so.

(e) Notice in writing to the shareholders of the corporation of the desire of any shareholder to sell his shares shall be given by such shareholder, and, at the same time, satisfactory evidence shall be furnished to the shareholders as to the price as hereinabove set forth. Shareholders shall have 30 days’ time after the receipt of such notice within which to elect in writing to purchase such shares or to decline to do so.”

(5) The amendment to the certificate of incorporation was authorized at a meeting of shareholder by unanimous vote of all the outstanding shares entitled to vote thereon.

IN WITNESS WHEREOF, I have executed this certificate this 23rd day of December, 1982.

/s/ Doretta O. Keefe
Doretta O. Keefe, Sole Shareholder

STATE OF NEW YORK

COUNTY OF NEW YORK

Doretta O. Keefe, being sworn deposes and says that she is the sole stockholder of Keefe & Keefe, Inc., the person who signed the foregoing certificate of amendment, that she has read the certificate of amendment and knows the contents thereof and that the same is true to her knowledge.

/s/ Doretta O. Keefe
Doretta O. Keefe, Sole Shareholder

Sworn to before me this

23rd day of December, 1982.

/s/ Dorothy Wicks
Dorothy Wicks
Notary Public, State of New York
No. 30-470-8611
Qualified in Nassau County
My Commission Expires March 30, 1983

STATE OF NEW YORK

DEPARTMENT OF STATE

FILED JAN 11, 1983

AMT. OF CHECK		$570
FILING FEE		$60
TAX	$
COUNTY FEE	$
COPY	$
CERT.	$
REFUND	$
SPEC HANDL	$

By:	/s/

CERTIFICATE OF AMENDMENT OF

THE CERTIFICATE OF INCORPORATION OF

KEEFE & KEEFE, INC.

Under Section 805 of the Business Corporation Law

Binder, Permut, Mishkin, Stangler,

Strear & Boyle

One Old Country Road

Carle Place, New York 11514